As filed with the Securities and Exchange Commission on December 21, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEASPAN CORPORATION

(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Seaspan Corporation

Unit 2, 2nd Floor

Bupa Centre

141 Connaught Road West

Hong Kong

China

Telephone: (852) 2540-1686

(Address of principal executive offices, including zip code)

Seaspan Corporation Stock Incentive Plan, as amended

(Full title of the plan)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Perkins Coie LLP

David S. Matheson

1120 N.W. Couch Street, 10th Floor

Portland, Oregon 97209

Telephone: (503) 727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Shares, par value $0.01 per share, to be issued pursuant to the Seaspan Corporation Stock Incentive Plan, as amended	2,000,000	$6.72	$13,440,000	$1,673

(1)	Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Class A Common Shares.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”). The price per share and aggregate offering price are based on the average of the high and low sale prices of the Registrant’s Class A Common Shares on December 19, 2017, as reported on The New York Stock Exchange.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant (File No. 001-32591) are hereby incorporated by reference in this Registration Statement:

(a) Annual Report on Form 20-F for the year ended December 31, 2016, filed on March 6, 2017, which contains audited consolidated financial statements of the Registrant;

(b) Reports on Form 6-K, filed on March 15, 2017, April 10, 2017, April 28, 2017, July 31, 2017, August 1, 2017, August 23, 2017 and November 2, 2017; and

(c) The description of the Registrant’s Class A Common Shares contained in its registration statement on Form 8-A filed with the Commission on August 2, 2005 and amended on March 31, 2011, including any subsequent amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant is a Marshall Islands corporation. The Marshall Islands Business Corporations Act (“MIBCA”) provides that a Marshall Islands corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

A Marshall Islands corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good

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faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraphs, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in the MIBCA.

In addition, a Marshall Islands corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of the MIBCA.

Section 7.1 of the Registrant’s Amended and Restated Articles of Incorporation provides that to the fullest extent permitted under the MIBCA, a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director. Section 7.2 of the Registrant’s Amended and Restated Articles of Incorporation provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including in an action by or in the right of the Registrant, by reason of the fact the person is or was a director or officer of the Registrant or is or was serving at the request of the Registrant, a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding unless a final and unappealable determination by a court of competent jurisdiction has been made that the person did not act in good faith or in a manner the person did not reasonably believe to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

The Registrant maintains a directors’ and officers’ liability insurance policy that, subject to the limitations and exclusions stated therein, covers the Registrant’s officers and directors for certain actions or inactions that they may take or omit in their capacities as officers and directors of the Registrant.

In addition, the Registrant has entered into separate indemnification agreements with some of its officers and directors. These indemnification agreements provide for indemnification of the director or officer against all expenses, including, without limitation, counsel fees, actually and reasonably incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, except to the extent that the officer or director was not successful in such action, suit or proceeding, it is determined that such action, suit or proceeding arose out of activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Registrant, such person has entered a plea of guilty in an applicable criminal proceeding, or if it shall be determined by a final judgment or other final adjudication that such indemnification was not lawful.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

5.1	Opinion of Reeder & Simpson, P.C. regarding legality of the Class A Common Shares being registered

23.1	Consent of KPMG LLP (Independent Registered Public Accounting Firm)

23.2	Consent of Reeder & Simpson, P.C. (included in opinion filed as Exhibit 5.1)

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Exhibit Number	Description

24.1	Power of Attorney (see signature page)

99.1	Seaspan Corporation Stock Incentive Plan, as amended and restated on December 19, 2017

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Reeder & Simpson, P.C. regarding legality of the Class A Common Shares being registered

23.1	Consent of KPMG LLP (Independent Registered Public Accounting Firm)

23.2	Consent of Reeder & Simpson, P.C. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Seaspan Corporation Stock Incentive Plan, as amended and restated on December 19, 2017

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on December 21, 2017.

SEASPAN CORPORATION

By:	/s/ David Spivak
David Spivak
Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Peter Curtis, David Spivak and Mark Chu, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on December 21, 2017.

Signature	Title

/s/ David Sokol David Sokol	Director and Chairman of the Board

/s/ Kyle R. Washington Kyle R. Washington	Director and Chairman Emeritus

/s/ Peter Curtis Peter Curtis	Interim Chief Executive Officer, Executive Vice President and Chief Operating Officer (Principal Executive Officer)

/s/ David Spivak David Spivak	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ John C. Hsu	Director
John C. Hsu

/s/ Harald H. Ludwig	Director
Harald H. Ludwig

/s/ David Lyall	Director
David Lyall

/s/ Nicholas Pitts-Tucker Nicholas Pitts-Tucker	Director

/s/ Peter S. Shaerf Peter S. Shaerf	Director

/s/ Larry Simkins Larry Simkins	Director

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in the City of Newark, State of Delaware, on December 21, 2017.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Authorized Representative in the United States